Exhibit 99.1

Dear Accuray Colleagues,

It has been an exciting week at Accuray.  In an effort to keep you informed of news related to the transaction, I am pleased to provide you with an update on the activities of the last several days, the reactions of our stakeholders and the progress we have made with integration planning.

As you know, we held All Hands meetings at Accuray early in the week, and I am currently traveling to each regional headquarters to meet with as many of you as possible.  You had excellent questions during the All Hands and I am really pleased by your positive reaction to the news. I have heard that reception of the news at TomoTherapy has been generally positive as well.  People in both companies share a passion for patient care and a pride in the breakthrough technologies that we have developed.

We have also reached out to patients, customers, key opinion leaders, distributors, government representatives, industry organizations, and the financial community.  We wanted them to hear early from us, so we have held meetings, sent e-mails and letters and made phone calls to thousands of people affected by this transaction; and have made every effort to answer all questions quickly.  I am glad to report that there has been widespread understanding of the transformational nature of this transaction, and of the clear benefits that it would provide to patients. In particular, the message that the combined company will become the premier radiation oncology company seems to resonate with everyone.

While the legal and finance teams are working hard on the regulatory requirements to complete the transaction, Accuray has begun integration planning: as you know, we cannot begin the process of actual integration until we complete the transaction. That does not mean we are not hard at work though on planning for the integration.  Here is an outline of some key events that will occur over the next few weeks:

•                  Select a consultant: Accuray will hire an integration consulting firm to provide the specialized expertise needed to ensure we develop a comprehensive integration plan.

•                  Learn about the organizations: the various functional teams will be working hard to get to know each other, in a process that will be led carefully by our executives, to ensure that we comply with our legal obligations. The Manufacturing, R&D and Service leadership teams met in Madison this week to begin this introductory process.

•                  Form a joint integration team: Accuray and TomoTherapy will form a joint steering committee and establish teams specifically assigned to manage the integration process in each functional area.

•                  Develop the plan: once the consultant is hired and the companies form the joint team, we will work together to begin development of the comprehensive integration plan.

If you have additional questions, please do not hesitate in emailing CorporateCommunications@accuray.com. We will continue providing you regular updates throughout the integration process, and also encourage you to revisit the transaction website at www.AccurayTomoTherapy.com, which will remain live and will be updated periodically with new information.

I appreciate your support, hard work and dedication during this process as we work to develop the integration plans.  At this exciting time, it is critical for us all to stay focused on the vital work we are doing at Accuray to help those affected by cancer around the world.

Euan S. Thomson, PhD

President and Chief Executive Officer, Accuray Incorporated